Exhibit 99.2

MICROSEMI LLC - RF INTEGRATED SOLUTIONS AND SUBSIDIARIES

CONSOLIDATED FINANCIAL STATEMENTS AND FOOTNOTES

Microsemi LLC - RF Integrated Solutions and its Subsidiaries	2

Independent Auditor’s Report

To the Board of Directors and Management of Microsemi LLC - RF Integrated Solutions:

We have audited the accompanying consolidated financial statements of Microsemi LLC - RF Integrated Solutions and its subsidiaries, which comprise the consolidated balance sheets as of September 27, 2015 and September 28, 2014, and the related consolidated statements of operations and comprehensive income, consolidated statements of changes of invested equity and consolidated statements of cash flows for the years ended September 27, 2015, September 28, 2014 and September 29, 2013.

Management’s Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on the consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on our judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, we consider internal control relevant to the Company’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Microsemi LLC - RF Integrated Solutions and its subsidiaries as of September 27, 2015 and September 28, 2014, and the results of their operations and their cash flows for the years ended September 27, 2015, September 28, 2014 and September 29, 2013, in accordance with accounting principles generally accepted in the United States of America.

/s/ PricewaterhouseCoopers LLP

Irvine, California

March 22, 2016

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Microsemi LLC - RF Integrated Solutions and its Subsidiaries Consolidated Balance Sheets (amounts in thousands)

	September 27, 2015	September 28, 2014
Assets
Current assets:
Accounts receivable, net of allowances of $449 at September 27, 2015 and $673 at September 28, 2014	$25,417	$19,840
Inventories	25,563	26,420
Prepaid expenses	871	701
Deferred income taxes, net	2,785	3,439

Total current assets	54,636	50,400

Property and equipment, net	10,905	12,467
Goodwill	75,613	75,613
Intangible assets, net	12,806	20,817
Other assets	85	316

Total assets	$154,045	$159,613

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$7,775	$5,478
Accrued liabilities	2,435	3,819

Total current liabilities	10,210	9,297

Deferred income taxes	2,785	5,285
Deferred rent	935	1,048
Other long term liabilities	138	139

Commitments and contingencies (Note 10)

Invested equity:
Microsemi net investment	139,977	143,844

Total stockholders’ equity	139,977	143,844

Total liabilities and stockholders’ equity	$154,045	$159,613

The accompanying notes are an integral part of these consolidated financial statements.

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Microsemi LLC - RF Integrated Solutions and its Subsidiaries Consolidated Statements of Operations and Comprehensive Income (amounts in thousands)

	Year Ended
	September 27, 2015	September 28, 2014	September 29, 2013
Net sales	$99,445	$87,209	$93,623
Costs and expenses:
Cost of sales	52,183	51,945	54,850
Selling, general and administrative	9,238	11,891	13,474
Research and development	10,204	10,890	13,166
Amortization of intangible assets	8,011	10,828	10,861
Allocated costs (See Note 2)	9,020	6,389	5,440
Restructuring and severance charges	355	1,059	1,073

Total costs and operating expenses	89,011	93,002	98,864
Operating income (loss)	10,434	(5,793)	(5,241)
Other income (expense), net	52	—	(212)

Income (loss) before income taxes	10,486	(5,793)	(5,453)
Income tax provision (benefit)	4,095	(2,734)	(2,211)

Net income (loss)	$6,391	$(3,059)	$(3,242)
Other comprehensive income	$—	$—	$—

Total comprehensive income (loss)	$6,391	$(3,059)	$(3,242)

The accompanying notes are an integral part of these consolidated financial statements.

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Microsemi LLC - RF Integrated Solutions and its Subsidiaries Consolidated Statements of Changes in Invested Equity (amounts in thousands)

Invested equity, September 30, 2012	156,107
Net loss	(3,242)
Net transfers to Microsemi	(1,853)

Invested equity, September 29, 2013	151,012
Net loss	(3,059)
Net transfers to Microsemi	(4,109)

Invested equity, September 28, 2014	143,844
Net income	6,391
Net transfers to Microsemi	(10,258)

Invested equity, September 27, 2015	139,977

The accompanying notes are an integral part of these consolidated financial statements.

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Microsemi LLC - RF Integrated Solutions and its Subsidiaries Consolidated Statements of Cash Flows (amounts in thousands)

	Year Ended
	September 27, 2015	September 28, 2014	September 29, 2013

Cash flows from operating activities:
Net income (loss)	$6,391	$(3,059)	$(3,242)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	11,274	14,275	14,788
Change in allowance for doubtful accounts	224	50	(516)
Charge for stock-based compensation	1,578	2,135	2,252
Deferred income taxes	(1,845)	(3,560)	(2,315)
Change in assets and liabilities:
Accounts receivable	(5,802)	(280)	1,542
Inventories	857	(2,698)	(111)
Prepaid expenses	(170)	998	(541)
Other assets	232	153	344
Accounts payable	2,296	(1,679)	(314)
Accrued liabilities	(1,385)	27	(2,769)
Deferred rent	(113)	(129)	(51)
Other long term liabilities	—	(10)	148

Net cash provided by operating activities	13,537	6,223	9,215

Cash flows from investing activities:
Purchases of property and equipment	(1,866)	(1,860)	(5,168)

Net cash used in investing activities	(1,866)	(1,860)	(5,168)

Cash flows from financing activities:
Microsemi net investment	(11,671)	(4,363)	(4,047)

Net cash used in financing activities	(11,671)	(4,363)	(4,047)

Net increase (decrease) in cash and cash equivalents	—	—	—
Cash and cash equivalents at beginning of period	—	—	—

Cash and cash equivalents at end of period	$—	$—	$—

Non-cash activity
Asset transfers to Microsemi	$3	$1,833	$59

The accompanying notes are an integral part of these consolidated financial statements.

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Microsemi LLC - RF Integrated Solutions and its Subsidiaries Notes to Consolidated Financial Statements

Note 1 Description of business and summary of significant accounting policies

Description of Business

Microsemi Corporation (“Microsemi”) is a leading designer, manufacturer and marketer of high-performance analog and mixed-signal semiconductor solutions differentiated by power, security, reliability and performance. Microsemi initiated discussions to sell Microsemi LLC - RF Integrated Solutions and its Subsidiaries (also referred as “we,” “us,” or “the Company”) which comprised of certain business units which primarily supply the defense, aerospace and security end markets. As part of the separation, Microsemi plans to transfer the assets, liabilities and operations of certain business units; therefore the Company has prepared the following special purpose consolidated financial statements that represent these business units.

The Company derives revenue primarily as an electronics manufacturer and supplier that designs, develops and manufactures innovative electronic components and systems for inclusion in high technology products for the defense, aerospace and security markets. Its electronic solutions include advanced semiconductor and state of the art multi-chip packaged components, circuit card assemblies and electromechanical assemblies, as well as proprietary processes for incorporating anti-tamper protection to mission critical semiconductor components.

Basis of Presentation

The accompanying consolidated financial statements of the Company have been prepared on a standalone basis and are derived from Microsemi’s consolidated financial statements and accounting records. The consolidated financial statements reflect the Company’s financial position, results of operations and cash flows as the business was operated as part of Microsemi’s prior to the separation in conformity with accounting principles generally accepted in the United States (“GAAP”). Dollar amounts in the notes to consolidated financial statements are presented in thousands, except for per share amounts.

We receive management and shared administrative services from Microsemi and we and Microsemi engage in certain related party transactions. We rely on Microsemi for a portion of our operational and administrative support. The consolidated financial statements include the allocation of certain Microsemi corporate expenses, including information technology resources and support; finance, accounting, and auditing services; real estate and facility management services; human resources activities; certain procurement activities; treasury services, and legal advisory services and costs for research and development. These costs have been allocated to us on the basis of direct usage when identifiable, with the other remaining amounts allocated on a pro-rata basis using revenue, headcount or other rational measures.

Microsemi uses a centralized approach to cash management and financing of its operations and substantially all cash generated by the Company is remitted to Microsemi. Cash management and financing transactions relating to the Company are accounted for through the Microsemi invested equity account. Accordingly, none of the Microsemi cash and cash equivalents at the corporate level has been assigned to us in the consolidated financial statements. Microsemi’s debt and related interest expense have not been allocated to us for any of the periods presented since we are not the legal obligor of the debt and Microsemi’s borrowings were not directly attributable to us.

Management believes the assumptions and allocations underlying the consolidated financial statements are reasonable and appropriate. The expenses and cost allocations have been determined on a basis that Microsemi and we consider to be a reasonable reflection of the utilization of services provided or the benefit received by us during the periods presented.

However, the amounts recorded for these transactions and allocations are not necessarily representative of the amounts that would have been reflected in the financial statements had we been an entity that operated independently from Microsemi. Consequently, our future results of operations after the separation will include costs and expenses for us to operate as an independent company, and these costs and expenses may be materially different from our historical results reflected in the consolidated statements of operations, changes in invested equity and of cash flows. Accordingly, the consolidated financial statements for these periods may not be indicative of our future results of operations, financial position, and cash flows.

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Microsemi LLC - RF Integrated Solutions and its Subsidiaries Notes to Consolidated Financial Statements

See Note 2, “Transactions with Microsemi” for further information regarding the relationships we have with Microsemi and other Microsemi businesses.

Fiscal Year

We report our results on the basis of fifty-two and fifty-three week periods. The fiscal years ended on September 27, 2015, September 28, 2014, and September 29, 2013 consisted of fifty-two weeks. In referencing a year, we are referring to the fiscal year ended on the Sunday generally closest to September 30.

Principles of Consolidation

The consolidated financial statements include certain assets and liabilities that have historically been held at the Microsemi level, but are specifically identifiable or otherwise attributable to us. All material intra-company transactions within the Company have been eliminated. All material transactions between us and other businesses of Microsemi are included in these consolidated financial statements.

Invested Equity

This balance represents the accumulation of our net earnings over time, cash transferred to and from Microsemi, and net intercompany receivable/payable between us and Microsemi.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the respective reporting periods. Actual results could differ from those estimates.

Cash and Cash Equivalents

Cash is managed centrally and cash generated by the Company was remitted to Microsemi. Such centralized cash management transactions relating to the Company is reflected through Microsemi net investment in equity. Accordingly, none of the centrally managed cash at Microsemi’s corporate level is reflected in our consolidated financial statements.

Accounts Receivable and Allowance for Doubtful Accounts

Trade accounts receivable are recorded at the invoiced amount and do not bear interest. The accounts receivable amount shown in the balance sheets are trade accounts receivable balances at the respective dates, net of allowance for doubtful accounts. The allowance for doubtful accounts is our best estimate of the amount of probable credit losses in our existing accounts receivable. We determine the allowance based in part on our historical write-off experience and specific review of account balances due. Past due balances are reviewed individually for collectability and management also assesses balances on a pooled basis by the ages of receivables. Account balances are charged off against the allowance when we determine it is probable the receivable will not be recovered. We review our allowance for doubtful accounts annually. We do not have any off-balance-sheet credit exposure related to our customers. To date, our allowance for doubtful accounts has not differed materially from management’s estimates.

Inventories

Inventories are stated at the lower of cost, as determined using the first-in, first-out method, or market. Costs include materials, labor and manufacturing overhead. We evaluate the carrying value of our inventories taking into account such factors as historical and anticipated future sales compared with quantities on hand and the price we expect to obtain for our products in their respective markets. We also evaluate the composition of our inventories to identify any slow-moving, excess or obsolete products. Additionally, inventory write-downs are made based upon such judgments for any inventories identified as having a net realizable value less than their cost, which is further reduced by related selling expenses. The net realizable value of our inventories for ongoing operations has generally been within management’s estimates

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Microsemi LLC - RF Integrated Solutions and its Subsidiaries Notes to Consolidated Financial Statements

Fair Value of Financial Assets and Liabilities

Accounting Standards Codification (“ASC”) 825 permits entities to elect the fair value option for certain financial assets and financial liabilities. For financial assets or financial liabilities for which an entity elects the fair value option, ASC 825 requires the entity record the financial asset or financial liability at fair value rather than at historical cost with changes in fair value recorded in the income statement.

Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability in an orderly transaction between market participants on the measurement date. ASC 820 establishes a hierarchy for ranking the quality and reliability of the information used to determine fair values and includes the following classifications:

Level 1: Quoted market prices in active markets for identical assets or liabilities.

Level 2: Observable market based inputs or unobservable inputs that are corroborated by market data.

Level 3: Unobservable inputs that are not corroborated by market data.

The carrying amounts of accounts receivable, inventory, accounts payable and accrued liabilities approximate fair value because of the short maturity of these items. Certain assets, including long-lived assets, goodwill and intangible assets are also subject to measurement at fair value on a non-recurring basis if they are deemed to be impaired as a result of an impairment review. For the 2015, 2014 and 2013, no impairments were identified of these assets requiring measurement at fair-value on a non-recurring basis. There were no level 3 financial instruments for 2015, 2014 or 2013.

Property and Equipment

Property and equipment are stated at lower of cost or realizable values. Depreciation is computed on the straight-line method over the estimated useful lives of the assets. Leasehold improvements are amortized over the shorter of the lease terms or the estimated useful lives. Maintenance and repairs are charged to expense as incurred and the costs of additions and betterments that increase the useful lives of the assets are capitalized.

Long-Lived Assets

We assess the impairment of long-lived assets whenever events or changes in circumstances indicate their carrying value may not be recoverable from the undiscounted estimated future cash flows expected to result from their use. We are required to make judgments and assumptions in identifying those events or changes in circumstances that may trigger impairment. Some of the factors we consider include:

•	Significant decrease in the market value of an asset.

•	Significant changes in the extent or manner for which the asset is being used or in its physical condition including manufacturing plant closures.

•	A significant change, delay or departure in our business strategy related to the asset.

•	Significant negative changes in the business climate, industry or economic conditions.

•	Current period operating losses or negative cash flow combined with a history of similar losses or a forecast indicates continuing losses associated with the use of an asset.

If events or circumstances indicate the carrying amount of a long-lived asset or asset group may not be recoverable and the expected undiscounted future cash flows attributable to the asset group are less than the carrying value, an impairment loss equal to the excess of the carrying value of the assets within the asset group over their fair value is recorded. The appropriate asset group is determined based on the lowest level of largely independent cash inflows and outflows for the related assets. Depending on the nature of the primary assets in the asset group, fair value is estimated using one of several approaches including replacement cost, appraised values, market quotes or estimated expected future cash flows using a discount rate commensurate with the risk involved.

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Microsemi LLC - RF Integrated Solutions and its Subsidiaries Notes to Consolidated Financial Statements

Goodwill and Intangible Assets

We allocated goodwill and intangible assets, less accumulated amortization, based on the amounts recorded as of the acquisition dates of each entity within the Company. We account for goodwill on an impairment-only approach and amortize intangible assets with definite useful lives over the benefit period, which approximates straight-line expense over the respective useful lives. We assess qualitative factors to determine whether it is more likely than not an indefinite-lived intangible asset such as goodwill is impaired as the basis for determining whether a quantitative impairment test is required. We assess definite-lived intangible assets for impairment whenever events or changes in circumstances indicate the carrying value of an asset may not be fully recoverable. Whenever we determine there has been an impairment of goodwill or other intangible assets with indefinite lives, we will record an impairment charge against earnings. We operate as one reporting unit and an impairment charge would equal the excess of the carrying value of goodwill in our one reporting unit over its then fair value. The identification of intangible assets and determination of the fair value and useful lives are subjective in nature and often involve the use of significant estimates and assumptions. The judgments made in determining the estimated useful lives assigned to each class of assets can significantly affect net income. We completed our most recent qualitative analysis during the fourth quarter of fiscal year 2015 and noted no significant factors existed during the fiscal year to indicate it was more likely than not the fair value of the reporting unit is less than its carrying amount.

Revenue Recognition, Sales Returns and Allowances

We primarily recognize revenue from customers, including distributors, when title and risk of loss have passed to the customer provided that: 1) evidence of an arrangement exists; 2) delivery has occurred; 3) the fee is fixed or determinable; and 4) collectability is reasonably assured. For substantially all sales, revenue is recognized, net of estimated returns and discounts, at the time the product is shipped.

We enter into distribution agreements that permit rights to stock rotation, returns, price protection, and volume purchase and other discounts. We provide an estimated allowance for these rights and record a corresponding reduction in revenue. Our estimated allowance is based on several factors including past history and notification from customers of pending activity. Actual activity under such rights have been within management’s expectations.

Research and Development

We expense the cost of research and development as incurred. Research and development expenses principally comprise payroll and related costs, supplies, and the cost of prototypes.

Restructuring and Severance Charges

We recognize a liability for restructuring costs when the liability is incurred. The restructuring accruals are based upon management estimates at the time they are recorded and can change depending upon changes in facts and circumstances subsequent to the date the original liability is recorded. The main components of our restructuring charges are workforce reductions and elimination of excess facilities. Workforce-related charges are accrued when it is determined a liability exists, which is generally when individuals have been notified of their expected termination dates and expected severance payments or when formal severance plans exist, when the severance payments are probable and reasonably estimable. The elimination of excess facilities results in charges for lease termination fees, future contractual commitments to pay lease charges net of estimated sublease income, facility remediation costs and moving costs to remove property and equipment from the facilities. We recognize charges for elimination of excess facilities when we have vacated the premises or ceased use of functionally separate portion of the facility.

Stock-Based Compensation

Our employees have historically participated in Microsemi’s stock-based compensation plans. Stock-based compensation expense has been allocated to us based on the awards and terms previously granted to our employees. The stock-based compensation was initially measured at the fair value of the awards on the grant date and is recognized in the financial statements over the period the employees are required to provide services in exchange for the awards. The Company applies the authoritative guidance for stock-based compensation. This guidance requires companies to recognize the expense related to the fair value of their stock-based compensation awards.

Compensation expense for restricted shares was calculated based on the service period of the grant and the closing price of Microsemi common stock on the date of grant. Restricted shares are subject to forfeiture if a participant does not meet length of service requirements. Restricted stock awards granted to employees typically vest over a three year period.

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Microsemi LLC - RF Integrated Solutions and its Subsidiaries Notes to Consolidated Financial Statements

Accounting for Income Taxes

In the Company’s consolidated financial statements, income tax expense and deferred tax balances have been calculated on a separate return basis although the Company’s operations have historically been included in the tax returns filed by the respective Microsemi entities of which the Company’s business is a part of.

We recognize tax benefits in our financial statements when our uncertain tax positions are more likely than not to be sustained upon audit. The amount we recognize is measured as the largest amount of benefit that is greater than 50 percent likely of being realized upon ultimate settlement. We recognize deferred tax assets for deductible temporary differences, operating loss carryforwards and tax credit carryforwards. Deferred tax assets are reduced by a valuation allowance if it is more likely than not that some portion, or all, of the deferred tax assets will not be realized.

The Company maintains an income taxes payable to/from account with Microsemi. The Company is deemed to settle current tax balances with the Microsemi tax paying entities in the respective jurisdictions. The Company’s current income tax balances are reflected as income taxes payable and settlements, which are deemed to occur in the year following incurrence, and are reflected as changes in the net Microsemi investment in the consolidated balance sheets.

Concentration of Credit Risk

Concentrations of credit risk exist because we rely on a number of customers whose principal sales are to the U.S. Government. A majority of our total net sales in 2015, 2014 and 2013 were in the defense and security market, with a very significant amount of these sales to customers whose principal sales are to the U.S. Government or to subcontractors whose material sales are to the U.S. Government. We, as a subcontractor, sell our products to higher-tier subcontractors or to prime contractors based upon purchase orders that usually do not contain all of the conditions included in the prime contract with the U.S. Government. However, these sales are usually subject to termination and/or price renegotiations by virtue of their reference to a U.S. Government prime contract. Therefore, we believe all of our product sales that ultimately are sold to the U.S. Government may be subject to termination, at the convenience of the U.S. Government or to price renegotiations under the Renegotiation Act. In addition, the shutdown of non-essential U.S. Government services in October 2013 and any future government shutdowns may significantly increase the risk of contract terminations or renegotiations. There can be no assurance we will not experience contract terminations or price renegotiations in the future, and any such termination or renegotiation could have a material adverse impact upon our revenues and results of operations.

Recently Issued Accounting Standards

In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) ASU 2014-09 which provides guidance on how an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the Entity expects to be entitled in exchange for those goods or services and on accounting for costs to obtain or fulfill a contract with a customer. The ASU also requires expanded disclosure regarding the nature, amount, timing and uncertainty of revenue that is recognized. In July 2015, the FASB decided to delay the effective date of this ASU by one year. ASU 2014-09 is effective for fiscal years, and interim periods within those years, beginning after December 15, 2017, and can be adopted either retrospectively to each prior reporting period presented or as a cumulative-effect adjustment as of the date of adoption, with early application permitted as of the original effective date. We are currently assessing the adoption and impact of this ASU on our consolidated financial position and results of operations.

In June 2014, the FASB issued ASU 2014-12 which provides guidance on how to account for shared-based payment awards where the terms of the award provide that a performance target that affects vesting could be achieved after the requisite service period. The ASU requires that a performance target that affects vesting and that could be achieved after the requisite service period be treated as a performance condition. ASU 2014-12 is effective for annual periods, and interim periods within those annual periods, beginning after December 15, 2015, and early adoption is permitted. We are currently assessing the impact of this ASU on our consolidated financial position and results of operations.

In August 2014, the FASB issued ASU 2014-15 which provides guidance on management’s responsibility to evaluate whether there is substantial doubt about an entity’s ability to continue as a going concern within one year after the date

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Microsemi LLC - RF Integrated Solutions and its Subsidiaries Notes to Consolidated Financial Statements

that the financial statements are issued (or within one year after the date that the financial statements are available to be issued when applicable) and to provide related footnote disclosures. ASU 2014-15 is effective for the annual period ending after December 15, 2016, and for annual periods and interim periods thereafter. Early application is permitted. We do not anticipate that adoption of this ASU will impact our consolidated financial position and results of operations.

In July 2015, the FASB issued ASU 2015-11 whose objective is to simplify the subsequent measurement of inventory by using only the lower of cost or net realizable value. Net realizable value is the estimated selling prices in the ordinary course of business, less reasonably predictable costs of completion, disposal, and transportation. ASU 2015-11 is effective for annual periods, and interim periods within those annual periods, beginning after December 15, 2016. We do not anticipate that adoption of this ASU will impact our consolidated financial position and results of operations.

In September 2015, the FASB issued ASU 2015-16 whose objective is to simplify the accounting for measurement-period adjustments from a business combination. GAAP currently requires that during the measurement period, the acquirer retrospectively adjust provisional amounts recognized at the acquisition date with a corresponding adjustment to goodwill. The acquirer must revise comparative information for prior periods presented in financial statements as needed. ASU 2015-16 eliminates the requirement to retrospectively account for those adjustments. ASU 2015-16 is effective for annual periods beginning after December 15, 2016. We elected to early adopt this ASU retrospectively and adoption did not impact our consolidated financial position, results of operations or cash flows.

In November 2015, the FASB issued ASU 2015-17 whose objective is to simplify the presentation of deferred income tax assets and liabilities. ASU 2015-17 requires all deferred tax assets and liabilities, and any related valuation allowance, to be classified as noncurrent on the balance sheet. ASU 2015-17 is effective for financial statements issued for annual periods beginning after December 15, 2016, and interim periods within those annual periods. We do not anticipate that adoption of this ASU will impact our consolidated financial position and results of operations.

Note 2 Transactions with Microsemi

Related-party Transactions

The amount of materials and services either purchased by us from other Microsemi businesses or sold by us to other Microsemi businesses was immaterial for 2015, 2014 and 2013.

Allocated Costs

The consolidated statements of operations and comprehensive income includes our direct expenses for cost of goods and services sold related to our net sales, research and development, sales and marketing, customer service, and administration as well as allocations of expenses arising from shared services and infrastructure provided by Microsemi to us, such as costs of information technology, accounting and legal services, real estate and facilities, corporate advertising, insurance services and related treasury, and other corporate and infrastructure services. Also, many of the sales force costs were moved from the business units to corporate beginning in 2015, and are included in the allocated costs below. These expenses are allocated to us using estimates that we consider to be a reasonable reflection of the utilization of services provided to or benefits received from us.

The allocated costs, by nature of expense, are included in the table below:

	2015	2014	2013
Selling, general and administrative	$6,834	$4,062	$2,956
Research and development	608	192	232
Stock-based compensation	1,578	2,135	2,252

Total	$9,020	$6,389	$5,440

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Microsemi LLC - RF Integrated Solutions and its Subsidiaries Notes to Consolidated Financial Statements

Note 3 Inventories

Inventories are summarized as follows:

	September 27, 2015	September 28, 2014
Raw materials	$15,082	$14,425
Work in process	7,504	9,044
Finished goods	2,977	2,951

	$25,563	$26,420

Note 4 Property and Equipment

Property and equipment consisted of the following components:

	Asset Life	September 27, 2015	September 28, 2014
Buildings	20-40 years	$4,556	$4,470
Machinery and equipment	3-10 years	18,564	17,220
Furniture and fixtures	5-10 years	2,356	2,055
Leasehold improvements	Shorter of asset life or life of lease	3,518	3,518

		$28,994	$27,263
Accumulated depreciation		(19,874)	(16,460)
Land		400	400
Construction in progress		1,385	1,264

		$10,905	$12,467

Depreciation expense was $3,425, $3,445 and $3,927 in 2015, 2014 and 2013, respectively.

Note 5 Goodwill and Intangible Assets, Net

Goodwill and intangible assets, net consisted of the following components:

	September 27, 2015		September 28, 2014		Life (in years)
	Gross Carrying Value	Accumulated Amortization	Gross Carrying Value	Accumulated Amortization
Amortizable intangible assets
Completed technology	$32,129	$(26,789)	$32,129	$(22,835)	4 to 8
Customer relationships	33,920	(26,618)	33,920	(22,678)	4 to 8
Backlog, trade name and other	9,424	(9,260)	9,424	(9,143)	1 to 5

	$75,473	$(62,667)	$75,473	$(54,656)

Non-amortizable intangible assets
Goodwill	$75,613		$75,613

Estimated amortization expense in each of the five succeeding years and thereafter is as follows:

2016	2017	2018	2019	2020	Thereafter
$5,298	$4,738	$2,770	$—	$—	$—

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Microsemi LLC - RF Integrated Solutions and its Subsidiaries Notes to Consolidated Financial Statements

Note 6 Accrued Liabilities

Accrued liabilities consisted of the following components:

	September 27, 2015	September 28, 2014
Payroll, bonus, and employee benefits	$1,831	$1,633
Commissions	293	1,094
Deferred revenue	184	559
Warranties	114	308
Other	13	225

	$2,435	$3,819

Note 7 Income Taxes

The income tax provision (benefit) consisted of the following components for each of the three fiscal years in the period ended September 27, 2015:

	For each of the three fiscal years in the period ended September 27, 2015
	2015	2014	2013
Current:
Federal	$5,906	$645	$120
State	34	33	11
Deferred
Federal	(1,845)	(3,412)	(2,342)
State	—	—	—

	$4,095	$(2,734)	$(2,211)

Deferred tax assets and liabilities result from differences between the financial statement carrying amounts and the tax basis of existing assets and liabilities. The significant components of the deferred income tax assets and liabilities at September 27, 2015 and September 28, 2014 were as follows:

	September 27, 2015	September 28, 2014
Deferred tax assets
Accrued expenses and reserves	$4,027	$3,688
Stock based compensation	299	251
Research and development credit	1,345	1,444
Net operating losses	—	166

Valuation allowance	(2,886)	(2,110)

Total deferred tax assets,net	2,785	3,439

Deferred tax (liabilities)
Depreciation and amortization	(2,019)	(4,612)
Deferred revenue	(766)	(673)

Total deferred tax (liabilities)	(2,785)	(5,285)

Net deferred tax (liability)	—	(1,846)

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Microsemi LLC - RF Integrated Solutions and its Subsidiaries Notes to Consolidated Financial Statements

The Company has unutilized state research and development credit of $2,439, $2,475 and $2,151 as of September 27, 2015, September 28, 2014 and September 27, 2013, respectively.

The Company may have additional net operating loss carryforwards and research and development credits that would be generated or carryforward based on the Company’s consolidated filing obligations with Microsemi Corporation. These have not been included in the carve out financial statements as they are not expected to be available on a separate return method and would require a full valuation allowance.

Additionally, we had cumulative operating losses for the three years ended in 2015 and, accordingly, have provided a full valuation allowance on net deferred tax assets as we have determined it is more likely than not the tax benefits will not be realized in the future.

The Company’s policy is to recognize interest and penalties accrued on unrecognized tax benefits as a component of income tax expense. The Company is subject to U.S. federal, state and local, income tax and in the normal course of business, its income tax returns are subject to examination by the relevant taxing authorities. As of September 27, 2015, the tax returns for fiscal year 2013 through fiscal year 2015 remain open, subject to examination in the U.S. federal and various state jurisdictions. The Company does not expect its unrecognized tax benefits to change significantly over the next 12 months.

Note 8 Stock-Based Compensation

The Company’s stock-based compensation has been derived from the equity awards granted by Microsemi to the Company’s employees. As the stock-based compensation plans are Microsemi’s plans, the amounts have been recognized through the net Microsemi investment on the consolidated balance sheets.

In February 2014, Microsemi’s stockholders approved an amendment to the Microsemi Corporation 2008 Performance Incentive Plan (the “2008 Plan”). The amendment a) increased the share limit by an additional 4.8 million shares so that the amended aggregate share limit for the 2008 Plan is 33.3 million shares; b) extended Microsemi’s authority to grant awards under the 2008 Plan intended to qualify as “performance-based awards” within the meaning of Section 162(m) of the U.S. Internal Revenue Code through the first annual meeting of stockholders that occurs in 2019. The 2008 Plan’s termination date of December 5, 2021 remained unchanged, as did the number of shares counted against the share limit for every one share issued in connection with a full-value award, which remained 2.41.

Except as described in this paragraph, shares that are subject to or underlie awards which expire or for any reason, are canceled or terminated, are forfeited, fail to vest, or for any other reason are not paid or delivered under the 2008 Plan will again be available for subsequent awards under the 2008 Plan. Shares that are exchanged by a participant or withheld by Microsemi as full or partial payment in connection with any award granted under the 2008 Plan that is a full-value award, as well as any shares exchanged by a participant or withheld by Microsemi or one of its subsidiaries to satisfy the tax withholding obligations related to any full-value award granted under the 2008 Plan will be available for subsequent awards under the 2008 Plan. Shares that are exchanged by a participant or withheld by Microsemi to pay the exercise price of a stock option or stock appreciation right granted under the 2008 Plan, as well as any shares exchanged or withheld to satisfy the tax withholding obligations related to any such award, will not be available for subsequent awards under the 2008 Plan. Tax withholding obligations are established at the statutory minimum requirements for any shares exchanged or withheld.

Awards authorized by the 2008 Plan include options, stock appreciation rights, restricted stock, stock bonuses, stock units, performance share awards, and other cash- or share-based awards. The shares issued under the 2008 Plan may be newly issued or shares held by Microsemi as treasury stock. The maximum term of a stock option grant or a stock appreciation right granted under the 2008 Plan is 6 years.

Compensation expense for restricted stock awards was calculated based on the closing price of Microsemi stock on the date of grant and the shares are subject to forfeiture if a participant does not meet length of service requirements. Restricted stock awards granted to employees typically vest over a three year period.

Stock-based compensation expense for the Company was $1,578 in 2015, $2,135 in 2014 and $2,252 in 2013. The weighted-average grant date fair value per shares was $29.58 in 2015, $24.76 in 2014 and $20.25 in 2013. At September 27, 2015, unamortized compensation expense related to unvested stock awards was $1,873. The weighted average period over which compensation expense related to these grants will be recognized is 1.3 years.

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Microsemi LLC - RF Integrated Solutions and its Subsidiaries Notes to Consolidated Financial Statements

Activity related to restricted stock awards are as follows:

Quantity
Outstanding at September 28, 2014	172,633
Granted	67,002
Vested	(92,520)
Forfeited	(21,761)

Outstanding at September 27, 2015	125,354

Note 9 Employee Benefit Plans

Microsemi sponsors a 401(k) savings plans whereby participating employees may elect to contribute up to 50% of their eligible wages up to the statutory contribution limit. Employees 50 years of age and older may contribute a further 75% of their eligible wages up to the statutory contribution limit. During 2015, 2014 and 2013, employer contributions were $440, $502, and $563, respectively.

Note 10 Commitments and Contingencies

Operating Leases

We occupy premises and lease equipment under operating lease agreements expiring through 2020. The aggregate undiscounted future minimum rental payments under these leases are as follows:

2016	2017	2018	2019	2020	Thereafter
$1,179	$1,244	$1,259	$1,250	$1,000	$—

Lease expense reflected in the statements of operations and comprehensive income was $1,683 in 2015, $1,709 in 2014 and $1,841 in 2013.

Contingencies

We are involved in pending litigation, administrative and similar matters arising out of the normal conduct of our business, including litigation relating to acquisitions, employment matters, commercial transactions, contracts, environmental matters and matters related to compliance with governmental regulations. The ultimate aggregate amount of monetary liability or financial impact with respect to these matters is subject to many uncertainties and is therefore not predictable with assurance. In the opinion of the Company’s management, the final outcome of these matters, if they are adverse, will not have a material adverse effect on our financial position, results of operations or cash flows. However, there can be no assurance with respect to such result, and monetary liability, financial impact or other sanctions imposed on us from these matters could differ materially from those projected.

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